Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

ANNOUNCES CONTINUATION  of COMMON and PREFERRED  DIVIDENDS

AUSTIN, TEXAS, June 16, 2008 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced that it would continue its annual dividend policy for the fifth year and pay a dividend of $.30 per common share.  It also announced a preferred stock dividend of 3% and a $1 million redemption of its preferred stock. The dividend and redemption payments will be payable June 30, 2008 to shareholders of record on June 18, 2008.  The Company paid a common dividend of $.30 per share in both 2007 and 2006 and has paid common stock dividends since 2004.

Mr. Kenneth Shifrin, Chairman of the Board said, “While we continue to focus primarily on the creation of long-term value through emphasis on strong earnings and cash flow and strengthening our balance sheet, we are always happy to be able to return an immediate benefit to our shareholders in the form of dividends.  Under GAAP our preferred stock is recorded as debt and the redemption reduces that debt, our only debt, to under $8 million, payable over the next eight years.  That compares to total shareholders’ equity of approximately $127 million at March 31, 2008.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas, and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Vice President - Finance

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888